Exhibit 99.1

Voya Financial appoints Michael Katz as chief financial officer

NEW YORK, Sept. 4, 2024 – Voya Financial, Inc. (NYSE: VOYA) announced today that Michael Katz has been named chief financial officer (CFO), effective Jan. 1, 2025. He will report to Heather Lavallee, Voya’s chief executive officer.

Katz, who has been with Voya and its predecessor ING U.S. for more than 20 years, currently serves as executive vice president of Finance and is a member of Voya’s Executive Committee.

Katz will succeed Don Templin, who has been serving as Voya’s CFO since November 2022 and recently made the decision to retire. To ensure a smooth transition of his responsibilities, Templin will serve as a strategic advisor to Voya from Jan. 1, 2025, until his retirement in the first quarter of 2025.

“Don’s guidance and insight over the past two years have played a critical role in the strategic direction and future growth at Voya,” said Lavallee. “During his time at Voya, Don quickly became a trusted advisor to me. I am grateful for his leadership as well as his passion for the business and our people, including the strong team of financial professionals who will continue to support Mike. We thank Don for his continued support and wish him and his family all the best as he embarks on a new chapter in retirement, concluding a truly remarkable career.”

“I am also delighted to continue working with Mike in his new role. His deep experience in strategy, knowledge of our businesses, and focus on execution makes him an ideal CFO for the next phase of our growth,” added Lavallee. “Mike played instrumental roles in the key inflection points of Voya’s journey as a public company, including its initial public offering, the sale of Voya’s annuities and life businesses, and the strategy to profitably grow our Health, Wealth and Investment Management businesses.”

In addition to his responsibilities as an Executive Committee member, as CFO, Katz will continue to be responsible for investor relations as well as all aspects of finance for Voya.

Previously, Katz held the position of Voya’s chief strategy, planning and investor relations officer, and from 2018 to 2020, was senior vice president, head of investor relations and enterprise financial planning and analytics. He has also served as chief financial officer for Voya’s Annuities, Individual Life and Employee Benefits businesses. Katz is a Fellow of the Society of Actuaries and holds a bachelor’s degree in actuarial science from Pennsylvania State University.

Media Contact:

Laura Maulucci

Voya Financial

(508) 353-6913

Laura.Maulucci@voya.com

Investor Contact:

Me Ni Chu

Voya Financial

(212) 309-8999

IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA) is a leading health, wealth and investment company with approximately 9,000 employees who are focused on achieving Voya’s aspirational vision: “Clearing your path to financial confidence and a more fulfilling life.” Through products, solutions and technologies, Voya helps its 15.2 million individual, workplace and institutional clients become well planned, well invested and well protected. Benefitfocus, a Voya company and a leading benefits administration provider, extends the reach of Voya’s workplace benefits and savings offerings by engaging directly with over 12 million employees in the U.S. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is purpose-driven and committed to conducting business in a way that is economically, ethically, socially and environmentally responsible. Voya has earned recognition as: one of the World’s Most Ethical Companies® by Ethisphere; a member of the Bloomberg Gender-Equality Index; and a “Best Place to Work for Disability Inclusion” on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Instagram.

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